Exhibit 4
APPENDIX A
AGREEMENT AND PLAN OF REORGANIZATION
     This Agreement and Plan of Reorganization (the “Agreement”) is made as of May 20, 2011, by and between Highland Funds I, a Delaware statutory trust (the “Acquiring Trust”) established under an Agreement and Declaration of Trust, as amended (the “Acquiring Trust Declaration of Trust”), on behalf of Highland Floating Rate Opportunities Fund (the “Acquiring Fund”) and each of Highland Floating Rate Advantage Fund, a Delaware statutory trust established under an Agreement and Declaration of Trust, as amended (the “ADV Declaration of Trust”) and Highland Floating Rate Fund, a Delaware statutory trust (with Highland Floating Rate Advantage Fund, each an “Acquired Fund” and, together, the “Acquired Funds” ) established under an Agreement and Declaration of Trust, as amended (the “FRF Declaration of Trust” and, together with the ADV Declaration of Trust, the “Acquired Fund Declaration of Trust”). The capitalized terms used herein shall have the meanings ascribed to them in this Agreement.
     This Agreement is intended to be, and is adopted as, a plan of reorganization and liquidation for purposes of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), with respect to each Acquired Fund and the Acquiring Fund. The reorganization of each Acquired Fund into the Acquiring Fund (each, a “Reorganization” and, together, the “Reorganizations”) will consist of (i) the transfer of all of the assets of an Acquired Fund to the Acquiring Fund in exchange for Class A shares (the “Class A Acquiring Fund Shares”), Class B shares (the “Class B Acquiring Fund Shares”), Class C shares (the “Class C Acquiring Fund Shares”) and Class Z shares (the “Class Z Acquiring Fund Shares” and, together with the Class A Acquiring Fund Shares, Class B Acquiring Fund Shares and the Class C Acquiring Fund Shares, the “Acquiring Fund Shares”) of beneficial interest, par value $0.001 per share, of the Acquiring Fund; (ii) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (iii) the distribution, after the closing date contemplated by Section 3.1 (the “Closing Date”), of the Acquiring Fund shares, pro rata to the shareholders of the corresponding class of shares of the Acquired Fund, (iv) the repayment by the Acquiring Fund of any amounts due under Highland Floating Rate Advantage Fund’s existing credit facility on the Closing Date as described in Section 1.1(c) and (v) the termination, dissolution and complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement. Before the Closing Date, each Acquired Fund will declare a dividend or dividends in an amount or amounts described in Section 6.6.
     In consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1.	TRANSFER OF ASSETS OF EACH ACQUIRED FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND ASSUMPTION OF LIABILITIES AND LIQUIDATION OF EACH ACQUIRED FUND
1.1.	Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein:

(a)	Each Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund, and the Acquiring Fund will acquire, on the Closing Date, all of the properties and assets, subject to liabilities, of each Acquired Fund as set forth in Section 1.2.

(b)	The Acquiring Fund shall, on the Closing Date, (i) issue and deliver to each Acquired Fund (1) the number of Class A Acquiring Fund Shares (including fractional shares, if any) determined by dividing (A) the amount of the assets of the Acquired Fund attributable to its Class A shares, less the amount of the liabilities of the Acquired Fund attributable to its Class A shares, computed in the manner and as of the time and date set forth in Section 2.2, by (B) the net asset value of one Class A Acquiring Fund Share, computed in the manner and as of the time and date set forth in Section 2.3, (2) the number of Class B Acquiring Fund Shares (including fractional shares, if any) determined by dividing (A) the amount of the assets of the Acquired Fund attributable to its Class B shares, less the amount of the liabilities of the Acquired Fund attributable to its Class B shares, computed in the manner and as of the time and date set forth in Section 2.2, by (B) the net asset value of one Class B Acquiring Fund Share, computed in the manner and as of the time and date set forth in Section 2.3, (3) the number of Class C Acquiring Fund Shares (including fractional shares, if any) determined by dividing (A) the amount of the assets of the Acquired Fund attributable to its Class C shares, less the amount of the liabilities of the Acquired Fund attributable to its Class C shares, computed in the manner and as of the time and date set forth in Section 2.2, by (B) the net asset value of one Class C Acquiring Fund Share, computed in the manner and as of the time and date set forth in Section 2.3, and (4) the number of Class Z Acquiring Fund Shares (including fractional shares, if any) determined by dividing (A) the amount of the assets of the Acquired Fund attributable to its Class Z shares, less the amount of the liabilities of the Acquired Fund attributable to its Class Z shares, computed in the manner and as of the time and date set forth in Section 2.2, by (B) the net asset value of one Class Z Acquiring Fund Share, computed in the manner and as of the time and date set forth in Section 2.3, and (ii) subject to Section 1.1(c) hereof, assume all of each Acquired Fund’s liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent, or otherwise, in existence on the Closing Date. Such transactions shall take place at the closing provided for in Section 3 (the “Closing”).

(c)	To the extent Highland Floating Rate Advantage Fund has any outstanding borrowings under its existing revolving credit facility as of the Valuation Date (as defined in Section 2.4 below), the Acquiring Fund will enter into its own revolving credit facility on or before the Closing Date. On the Closing Date, the Acquiring Fund will draw on that facility and use the proceeds to repay in their entirety any principal, interest or other amounts due under the terms of Highland Floating Rate Advantage Fund’s existing credit facility as of the Closing Date. These amounts will be paid by the Acquiring Fund to the lender under Highland Floating Rate Advantage Fund’s credit facility and will not be received by any Acquired Fund shareholder in connection with the Reorganizations.
(d)	Upon consummation of the transactions described in subsections (b) and (c) above, each Acquired Fund in complete liquidation shall distribute to its respective shareholders of record as of the Closing Date the Acquiring Fund Shares received by it. Each shareholder of an Acquired Fund shall be entitled to receive, on a pro rata basis within each share class, Acquiring Fund Shares corresponding in class.
1.2.	The assets of each Acquired Fund to be acquired by the Acquiring Fund shall include, without limitation, all cash, securities, commodities and futures interests, dividends and interest receivables, receivables for shares sold and all other properties and assets which are owned by the Acquired Fund on the Closing Date, whether or not set forth in the statement of assets and liabilities of the Acquired Fund prepared on behalf of the Acquired Fund, as of the Valuation Date, in accordance with accounting principles generally accepted in the United States consistently applied, from the prior audited period.

1.3.	As provided in Section 3.4, as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”), each Acquired Fund will liquidate and distribute to its shareholders of record the Acquiring Fund Shares received by the Acquired Fund as contemplated by Section 1.1. Such liquidation and distribution will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of Acquired Fund shareholders of record as of the Valuation Date (as defined in Section 2.4 of this Agreement) and representing the respective number of the Acquiring Fund Shares due to such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.4.	With respect to the Acquiring Fund Shares distributable pursuant to Section 1.3 to an Acquired Fund shareholder holding a certificate or certificates for shares of an Acquired Fund, if any, on the Valuation Date (as defined in Section 2.4 of this Agreement), the Acquiring Fund will not permit such shareholder to receive Acquiring Fund Share certificates therefor, exchange such Acquiring Fund Shares for shares of other series of the Acquiring Trust (or for shares of certain other funds for which exchange is typically offered, as described in the the registration statement on Form N-14 of the Acquiring Trust (the “Registration Statement”)), effect an account transfer of such Acquiring Fund Shares, or pledge or redeem such Acquiring Fund Shares until the Acquiring Fund has been notified by the applicable Acquired Fund or its agent that such Acquired Fund shareholder has surrendered all his or her outstanding certificates for Acquired Fund Shares or, in the event of lost certificates, posted adequate bond.

1.5.	As soon as practicable after the Closing Date, each Acquired Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete liquidation. Any reporting responsibility of an Acquired Fund is and shall remain the responsibility of such Acquired Fund up to and including the Closing Date and thereafter.

1.6.	Any and all obligations or liabilities arising under or in respect of this Agreement shall be those of the applicable Acquired Fund or the Acquiring Fund, as the case may be, and shall not otherwise be obligations or liabilities of the Acquiring Trust, and, for clarity, under no circumstances will any series of the Acquiring Trust (other than the Acquiring Fund) have any obligation or liability under or in respect of this Agreement or the transactions contemplated hereby.
2.	VALUATION AND VALUATION DATE
2.1.	On the Closing Date, the Acquiring Fund will deliver to each Acquired Fund a number of Class A, Class B, Class C, and Class Z Acquiring Fund Shares (including fractional shares, if any) determined as provided in Section 1.

2.2.	The value of each Acquired Fund’s net assets will be computed as of the Valuation Date (as defined in Section 2.4 of this Agreement) using the valuation procedures for the Acquiring Fund set forth in the Acquiring Trust Declaration of Trust and the Registration Statement.

2.3.	The net asset value of a Class A, Class B, Class C, or Class Z Acquiring Fund Share shall be the net asset value per Class A, Class B, Class C, or Class Z share, as the case may be, of the Acquiring Fund computed as of the Valuation Date using the valuation procedures for the Acquiring Fund set forth in the Acquiring Trust Declaration of Trust and the Registration Statement.

2.4.	The Valuation Date shall be 4:00 p.m. Eastern time, and after the declaration of any dividends by each Acquired Fund, on the business day immediately preceding the Closing Date, or such earlier date as may be mutually agreed upon in writing by the parties hereto (the “Valuation Date”).

2.5.	The Acquiring Fund shall issue the Acquiring Fund Shares to each Acquired Fund on one or more share deposit receipts registered in the name of the Acquired Fund. Each Acquired Fund shall distribute in liquidation the Acquiring Fund Shares received by it hereunder to its shareholders as contemplated by Section 1.1, by redelivering such share deposit receipts to the Acquiring Trust’s transfer agent which will as soon as practicable set up open accounts for Acquired Fund shareholders in accordance with written instructions furnished by each Acquired Fund. Immediately after the close of business on the Valuation Date, the share transfer books of each Acquired Fund will be closed and no further transfers of Acquired Fund shares will be made.

2.6.	Each Acquired Fund will pay or cause to be paid to the Acquiring Fund any interest, cash or such dividends, rights and other payments received by it on or after the Closing Date with respect to the Investments (as defined in Section 4.1 of this Agreement) and other properties and assets of such Acquired Fund, whether accrued or contingent, received by it on or after the Closing Date. Any such distribution shall be deemed included in the assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued unless the securities in respect of which such distribution is made shall have gone “ex” such distribution prior to the Valuation Date, in which case any such distribution which remains unpaid at the Closing Date shall be included in the determination of the value of the assets of each Acquired Fund acquired by the Acquiring Fund.
2.7.	All computations of value shall be made for the Acquiring Fund, in accordance with its regular practice in pricing the shares and assets of the Acquiring Fund using the valuation procedures set forth in the Acquiring Trust Declaration of Trust and the Registration Statement.
3.	CLOSING AND CLOSING DATE
3.1.	The Closing Date shall be in June 2011, or at such other later date to which the parties may agree. The Closing shall be held at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, at 9AM Eastern time or at such other time and/or place as the parties may agree.

3.2.	The portfolio securities of each Acquired Fund shall be made available by such Acquired Fund to PFPC Trust Company (which is anticipated to be renamed BNY Mellon Investment Servicing Trust Company effective July 1, 2011, the custodian for the Acquiring Fund (the “Custodian”), for examination no later than five business days preceding the Valuation Date. On the Closing Date, such portfolio securities and all the applicable Acquired Fund’s cash shall be delivered by each Acquired Fund to the Custodian for the account of the Acquiring Fund, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department’s book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the “1940 Act”), and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the custodian for the Acquiring Fund.

3.3.	In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of each Acquired Fund or the Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days after the Valuation Date, this Agreement may be terminated by the Acquiring Fund or an Acquired Fund upon the giving of written notice to the other party.
3.4.	At the Closing, each Acquired Fund or its transfer agent shall deliver to the Acquiring Fund or its designated agent a list of the names and addresses of the Acquired Fund shareholders and the number of outstanding shares of such Acquired Fund owned by each Acquired Fund shareholder, all as of the close of business on the Valuation Date, certified by the President, any Vice President or Secretary of such Acquired Fund. The Acquiring Fund will provide to each Acquired Fund evidence, reasonably satisfactory to the Acquired Fund, that the Acquiring Fund Shares issuable pursuant to Section 1.1 have been credited to the Acquired Fund’s account on the books of the Acquiring Fund. On the Liquidation Date, the Acquiring Fund will provide to each Acquired Fund evidence, reasonably satisfactory to the Acquired Fund, that such Acquiring Fund Shares have been credited pro rata within each class of shares to open accounts in the names of Acquired Fund shareholders as provided in Section 1.3.

3.5.	At the Closing, the Acquiring Fund shall deliver to the each Acquired Fund, and each Acquired Fund shall deliver to the Acquiring Fund, such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by Section 1.
4.	REPRESENTATIONS AND WARRANTIES
4.1.	Representations and Warranties of each Acquired Fund.
Each Acquired Fund represents and warrants the following to the Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:
(a)	The Acquired Fund is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware and has power to own all of its properties and assets and to carry out its obligations under this Agreement. The Acquired Fund is qualified as a foreign entity in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquired Fund. The Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The Acquired Fund is duly registered under the 1940 Act, as a management company of the closed-end type operating as an interval fund, and such registration has not been revoked or rescinded and is in full force and effect.

(c)	The Acquired Fund is not in violation in any material respect of any provisions of the Acquired Fund Declaration of Trust or the Acquired Fund’s Bylaws (the “Bylaws”) or any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)	The Acquired Fund’s current prospectus(es) and statement(s) of additional information (collectively, as amended or supplemented from time to time, the “Acquired Fund Prospectus”) conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and do not include any untrue statement of a material fact or omit to state any material fact relating to the Acquired Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)	At the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Fund pursuant to Section 1.2.

(f)	Except as otherwise disclosed to the Acquiring Fund, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the Acquired Fund, threatened as to the Acquired Fund or any of its properties or assets or any person whom the Acquired Fund may be obligated to directly or indirectly indemnify in connection with such litigation, proceedings or investigation. The Acquired Fund does not know of any facts which might form the basis for the institution of such proceedings and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(g)	The statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of portfolio investments (indicating their market values) of the Acquired Fund at, as of, and for the fiscal year ended June 30, 2010, audited by PricewaterhouseCoopers LLP, independent registered public accounting firm to the Acquired Fund, and the unaudited financial statements of the Acquired Fund for the six months ended December 31, 2010, copies of which have been furnished to the Acquiring Fund, fairly reflect the financial condition, results of operations, and changes in net assets of the Acquired Fund as of such date and for the period then ended in accordance with accounting principles generally accepted in the United States consistently applied, and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above, or those incurred in the ordinary course of its business since June 30, 2010.
(h)	Since June 30, 2010, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquired Fund of indebtedness (other than in the ordinary course of business, which shall be deemed to include, in the case of Highland Floating Rate Advantage Fund, indebtedness pursuant to the terms of its existing credit facility for investment purposes). For purposes of this subparagraph (h), changes in portfolio securities, changes in the market value of portfolio securities, net redemptions or scheduled repurchase offers shall be deemed to be in the ordinary course of business.

(i)	As of the Closing Date: (i) all federal and other tax returns and reports of the Acquired Fund required by law to have been filed by such date (giving effect to extensions) shall have been timely filed and shall have been true, correct and complete in all material respects as of the time of their filing; (ii) all taxes (if any) of the Acquired Fund which are due and payable on such returns or reports or on any assessments received by Acquired Fund shall have been timely paid or the timely payment thereof shall have been provided for; (iii) the Acquired Fund is not liable for taxes of any person other than itself and is not a party to or otherwise bound by any tax sharing or allocation agreement; (iv) all of the Acquired Fund’s tax liabilities will have been adequately provided for on its books; and (v) the Acquired Fund has not had any tax deficiency or liability asserted against it or question with respect thereto raised, and it is not under audit by the Internal Revenue Service or by any state, local or other tax authority for taxes in excess of those already paid.

(j)	For each taxable year of its operation (including for the short taxable year beginning on July 1, 2010 and ending on the Closing Date), the Acquired Fund has met, and will continue to meet at all times through the Closing Date, the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company,” has elected to be treated as such, and has computed or will compute, as applicable, its U.S. federal income tax under Section 852 of the Code.

(k)	The Acquired Fund does not own any “converted property” (as that term is defined in Treasury Regulation Section 1.337(d)-7(a)(1)) that is subject to the rules of Section 1374 of the Code as a consequence of the application of Section 337(d)(1) of the Code and U.S. Treasury regulations thereunder.

(l)	The Acquired Fund has not received written notification from any tax authority that asserts a position contrary to any of the representations in paragraphs (i), (j) or (k) of this Section 4.1.

(m)	The authorized capital of the Acquired Fund consists of an unlimited number of shares of beneficial interest, par value $0.001 per share, of such number of different series as the Board of Trustees of the Acquired Fund may authorize from time to time. The outstanding shares of beneficial interest of the Acquired Fund as of the Closing Date are divided into Class A shares, Class B shares, Class C shares, and Class Z shares, each having the characteristics described in the Acquired Fund Prospectus and will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the transfer agent as provided in Section 3.4. All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Acquired Fund (except as set forth in the Acquired Fund Prospectus), and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Acquired Fund are outstanding.

(n)	The Acquired Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund Prospectus, except as previously disclosed in writing to the Acquiring Fund.

(o)	The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of the Acquired Fund and by all other necessary trust action on the part of the Acquired Fund, and this Agreement constitutes the valid and binding obligation of the Acquired Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(p)	The Acquiring Fund Shares to be issued to the Acquired Fund pursuant to the terms of this Agreement will not be acquired for the purpose of making any distribution thereof other than to Acquired Fund shareholders as provided in Section 1.1(c).

(q)	The information relating to the Acquired Fund furnished by the Acquired Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated hereby is and will be accurate and complete in all material respects and complies in all material respects with federal securities laws and regulations thereunder applicable thereto.
(r)	There are no material contracts outstanding to which the Acquired Fund is a party, other than as disclosed in the registration statement of the Acquired Fund, as amended, filed with the Commission under the 1933 Act and the 1940 Act (the “Registration Statement”).

(s)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934 Act (the “1934 Act”), the 1940 Act, state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

(t)	As of both the Valuation Date and the Closing Date, the Acquired Fund will have full right, power and authority to sell, assign, transfer and deliver the Investments (as defined below) and any other assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities as contemplated by this Agreement and, in the case of Highland Floating Rate Advantage Fund, the release and discharge of any encumbrances, liens or security interests in favor of State Street Bank and Trust Company effective as of the Closing Date, the Acquiring Fund will acquire the Investments and any such other assets subject to no encumbrances, liens or security interests in favor of any third party creditor of the Acquired Fund, and without any restrictions upon the transfer thereof, including such restrictions as might arise under the 1933 Act. As used in this Agreement, the term “Investments” shall mean the Acquired Fund’s investments shown on the schedule of its portfolio investments as of December 31, 2010 referred to in Section 4.1(g) hereof, as supplemented with such changes as the Acquired Fund shall make after December 31, 2010, which changes shall be disclosed to the Acquiring Fund in an updated schedule of investments, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date.

(u)	The books and records of the Acquired Fund made available to the Acquiring Fund and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquired Fund.

(v)	To the best of the Acquired Fund’s knowledge, all of the issued and outstanding shares of the Acquired Fund shall have been offered for sale and sold in conformity with all applicable federal and state securities laws (including any applicable exemptions therefrom), or the Acquired Fund has taken any action necessary to remedy any prior failure to have offered for sale and sold such shares in conformity with such laws.
4.2.	Representations and Warranties of the Acquiring Trust, on behalf of the Acquiring Fund.
The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants the following to the Acquired Funds as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:
(a)	The Acquiring Trust is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware and has power to own all of its properties and assets and to carry out its obligations under this Agreement. The Acquiring Trust is qualified as a foreign entity in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquiring Trust or the Acquiring Fund. The Acquiring Fund will, prior to the Closing Date, have all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The Acquiring Trust is duly registered under the 1940 Act, as a management company of the open-end type, and such registration has not been revoked or rescinded and is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Acquiring Trust Declaration of Trust, the laws of the State of Delaware and the 1940 Act.

(c)	The Acquiring Fund is not in violation in any material respect of any provisions of the Acquiring Trust Declaration of Trust or Bylaws or any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)	As of the Closing Date, the Registration Statement will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not and will not include any untrue statement of a material fact or omit to state any material fact relating to the Acquiring Trust or the Acquiring Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)	Except as otherwise disclosed to each Acquired Fund, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the Acquiring Fund, threatened as to the

Acquiring Fund or any of its properties or assets or any person whom the Acquiring Fund may be obligated to directly or indirectly indemnify in connection with such litigation, proceedings or investigation. Neither the Acquiring Trust nor the Acquiring Fund knows of any facts which might form the basis for the institution of such proceedings, and neither the Acquiring Trust nor the Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.
(f)	Other than any assets and liabilities of the Acquiring Fund relating to the investment by the initial shareholder of the Acquiring Fund, which investment shall not exceed $100, and subject to the Acquiring Fund’s borrowing under a credit facility on the Closing Date as described in Section 1.1(c) hereof, the Acquiring Fund has no assets or known liabilities, contingent or otherwise.

(g)	The Acquiring Fund is being established in order to effect the transactions described in this Agreement, and, prior to the Closing Date, will not have carried on any business activity (other than such activities as are customary to the organization of a new series of the Acquiring Trust prior to its commencement of investment operations, including, in the case of Acquiring Fund, entering into and borrowing under a credit facility on the Closing Date as described in Section 1.1(c) hereof). It has not yet filed its first U.S. federal income tax return and, thus, has not yet elected to be treated as a “regulated investment company” for U.S. federal income tax purposes. However, upon filing its first U.S. federal income tax return at the completion of its first taxable year, the Acquiring Fund will elect to be a “regulated investment company” and until such time will take all steps necessary to ensure that it qualifies for taxation as a “regulated investment company” under Sections 851 et seq. of the Code.

(h)	The authorized capital of the Acquiring Trust consists of an unlimited number of shares of beneficial interest, par value $0.001 per share, of such number of different series as the Board of Trustees of the Acquiring Trust may authorize from time to time. As of the date of this Agreement, the Acquiring Fund does not have outstanding shares of any class. The outstanding shares of beneficial interest in the Acquiring Fund as of the Closing Date will be divided into Class A shares, Class B shares, Class C shares and Class Z shares, each having the characteristics described in the Registration Statement effective at such time.

(i)	The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of the Acquiring Trust and by all other necessary trust action on the part of the Acquiring Trust and the Acquiring Fund, and constitute the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.
(j)	The Acquiring Fund Shares to be issued and delivered to each Acquired Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Class A, Class B, Class C and Class Z shares of beneficial interest in the Acquiring Fund, and will be fully paid and non-assessable by such Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Acquiring Fund are outstanding.

(k)	The information furnished by the Acquiring Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated hereby is and will be accurate and complete in all material respects and complies in all material respects with federal securities laws and regulations thereunder applicable thereto.

(l)	There are no material contracts outstanding to which the Acquiring Fund is a party, other than as disclosed in the Registration Statement.

(m)	The books and records of the Acquiring Fund made available to each Acquired Fund and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquiring Fund.

(n)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities or blue sky laws.
5.	COVENANTS OF THE PARTIES.
5.1.	Each of the Acquired Funds and the Acquiring Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that, with respect to an Acquired Fund, such ordinary course of business will include purchases and sales of portfolio securities, quarterly repurchase offers with respect to fund shares, and regular and customary periodic dividends and distributions, and with respect to the Acquiring Fund, it shall be limited to such actions as are customary to the organization of a new series of the Acquiring Trust prior to its commencement of investment operations, including, in the case of Acquiring Fund, entering into and borrowing under a credit facility on the Closing Date as described in Section 1.1(c) hereof.
5.2.	As promptly as practicable, but in any case within sixty days after the Closing Date, each Acquired Fund shall furnish the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits and capital loss carryovers of such Acquired Fund for federal income tax purposes that will be carried over by the Acquiring Fund as a result of Section 381 of the Code, and which will be reviewed by PricewaterhouseCoopers LLP and certified by the Acquiring Trust’s President and Treasurer.

5.3.	The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or blue sky laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.4.	Each Acquired Fund agrees that the liquidation of such Acquired Fund will be effected in the manner provided in the Acquired Fund’s Declaration of Trust and Bylaws in accordance with applicable law, and that on and after the Closing Date, the Acquired Fund shall not conduct any business except in connection with its liquidation.
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.
The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by each Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:
6.1.	Each Acquired Fund shall have delivered to the Acquiring Fund a certificate executed on its behalf by the Acquired Fund’s President or any Vice President and its Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of such Acquired Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquired Fund has complied with all the covenants and agreements and satisfied all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

6.2.	Each Acquired Fund shall have furnished to the Acquiring Fund a statement of the Acquired Fund’s assets and liabilities, with values determined as provided in Section 2 of this Agreement, together with a list of Investments with their respective tax costs (bases) (including any adjustments thereto), all as of the Valuation Date, certified by the Acquired Fund’s President (or any Vice President) and Treasurer, and a certificate of both such officers, dated the Closing Date, to the effect that as of the Valuation Date and as of the Closing Date there has been no material adverse change in the financial position of the Acquired Fund since June 30, 2010. Each Acquired Fund also shall have furnished to the Acquiring Fund any such other evidence as to the tax cost (bases) (including any adjustments thereto) of each of the Acquired Fund’s Investments as the Acquiring Fund may reasonably request.
6.3.	The assets of each Acquired Fund to be acquired by the Acquiring Fund a copy of the tax books and records of the Acquired Fund necessary for purposes of preparing any tax returns required by law to be filed after the Closing Date, as well as will include no assets which the Acquiring Fund, by reason of limitations contained in the Acquiring Trust Declaration of Trust or of investment restrictions disclosed in the Registration Statement in effect on the Closing Date, may not properly acquire.

6.4.	All proceedings taken by an Acquired Fund in connection with the transactions contemplated by this Agreement and all material documents related thereto shall be reasonably satisfactory in form and substance to the Acquiring Fund.

6.5.	Prior to the Closing Date, each Acquired Fund has declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to such Acquired Fund’s shareholders all of the Acquired Fund’s investment company taxable income as defined in Section 852 of the Code (computed without regard to any deduction for dividends paid), net tax-exempt income (if any), and net capital gain realized (after reduction by any capital loss carryover) (if any), in each case for its short taxable year beginning July 1, 2010 and ending on the Closing Date.

6.6.	Each Acquired Fund’s custodian shall have delivered to the Acquiring Fund a certificate identifying all of the assets of the Acquired Fund held by such custodian as of the Valuation Date.

6.7.	Each Acquired Fund’s transfer agent shall have provided to the Acquiring Fund’s transfer agent (i) the originals or true copies of all of the records of the Acquired Fund in the possession of the Acquired Fund’s transfer agent as of the Closing Date, (ii) a record specifying the number of Acquired Fund Shares outstanding as of the Valuation Date and (iii) a record specifying the name and address of each holder of record of any Acquired Fund Shares and the number of Acquired Fund Shares held of record by each such shareholder as of the Valuation Date. The Acquired Fund’s transfer agent shall also have provided the Acquiring Fund with a certificate confirming that the acts specified in the preceding sentence have been taken and that the information so supplied is complete and accurate to the best knowledge of the transfer agent.

6.8.	All of the issued and outstanding shares of each Acquired Fund shall have been offered for sale and sold in conformity with all applicable state securities or blue sky laws (including any applicable exemptions therefrom) and, to the extent that any audit of the records of an Acquired Fund or its transfer agent by the

Acquiring Fund or its agents shall have revealed otherwise, either (i) such Acquired Fund shall have taken all actions that in the opinion of the Acquiring Fund or its counsel are necessary to remedy any prior failure on the part of the Acquired Fund to have offered for sale and sold such shares in conformity with such laws or (ii) such Acquired Fund shall have furnished (or caused to be furnished) surety, or deposited (or caused to be deposited) assets in escrow, for the benefit of the Acquiring Fund in amounts sufficient and upon terms satisfactory, in the opinion of the Acquiring Fund or its counsel to indemnify the Acquiring Fund against any expense, loss, claim, damage or liability whatsoever that may be asserted or threatened by reason of such failure on the part of the Acquired Fund to have offered and sold such shares in conformity with such laws.
6.9.	The Acquiring Fund shall have received a favorable opinion of Ropes & Gray LLP, counsel to each of the Acquired Funds for the transactions contemplated hereby, on behalf of each Acquired Fund, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of such firm appropriate to render the opinions expressed therein, and in a form satisfactory to the Acquiring Fund, to the following effect:
(a)	This Agreement has been duly authorized, executed and delivered by each Acquired Fund, and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund is a valid and binding obligation of each Acquired Fund, enforceable against each Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(b)	Each Acquired Fund has the power as a statutory trust to sell, assign, transfer and deliver the assets to be transferred by it hereunder.

(c)	The execution and delivery of this Agreement by each Acquired Fund did not, and the performance by each Acquired Fund of its obligations hereunder will not, violate such Acquired Fund’s Declaration of Trust or Bylaws, or any provision of any material agreement known to such counsel to which such Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any material agreement, judgment or decree to which such Acquired Fund is a party or by which it is bound.

(d)	To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by an Acquired Fund of the transactions contemplated by this Agreement, except such as have been obtained.

(e)	Such counsel does not know of any legal or governmental proceedings relating to an Acquired Fund existing on or before the Closing Date required to be described in the Registration Statement which are not described as required.
(f)	Each Acquired Fund is registered with the Securities and Exchange Commission as an investment company under the 1940 Act.
6.10.	With respect to Highland Floating Rate Fund, the Fund will, following the date of shareholder approval of the Agreement, take all reasonable actions necessary to reduce the amount of borrowing by the Fund under its revolving credit facility (the “Credit Agreement”) to $0 and terminate the Credit Agreement. Each such action is to be completed before the Closing Date.
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRED FUND.
The obligations of each Acquired Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:
7.1.	The Acquiring Fund shall have delivered to each Acquired Fund a certificate executed on its behalf by the Acquiring Trust’s President or any Vice President and its Treasurer, in form and substance satisfactory to each Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

7.2.	The Acquiring Trust, on behalf of the Acquiring Fund, shall have executed and delivered to each Acquired Fund an assumption of liabilities agreement dated as of the Closing Date pursuant to which the Acquiring Fund will assume all of the liabilities of each Acquired Fund existing at the Valuation Date in connection with the transactions contemplated by this Agreement.

7.3.	All proceedings taken by the Acquiring Fund in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to each Acquired Fund.

7.4.	Each Acquired Fund shall have received a favorable opinion of Ropes & Gray LLP, counsel to the Acquiring Trust for the transactions contemplated hereby, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of Ropes & Gray LLP appropriate to render the opinions expressed therein, and in a form satisfactory to each Acquired Fund, to the following effect:
(a)	This Agreement has been duly authorized, executed and delivered by the Acquiring Trust, on behalf of the Acquiring Fund, and assuming the due authorization, execution and delivery of this Agreement by each Acquired

Fund, is the valid and binding obligation of the Acquiring Trust and the Acquiring Fund enforceable against the Acquiring Trust and the Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.
(b)	The execution and delivery of this Agreement by the Acquiring Trust on behalf of the Acquiring Fund did not, and the performance by the Acquiring Trust and the Acquiring Fund of their obligations hereunder will not, violate the Acquiring Trust Declaration of Trust or Bylaws, or any provision of any material agreement known to such counsel to which the Acquiring Trust, on behalf of the Acquiring Fund, or the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any material agreement, judgment, or decree to which the Acquiring Trust or the Acquiring Fund is a party or by which it is bound.

(c)	To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Trust or the Acquiring Fund of the transactions contemplated by this Agreement except such as may be required under state securities or blue sky laws or such as have been obtained.

(d)	Such counsel does not know of any legal or governmental proceedings relating to the Acquiring Fund existing on at the Closing Date.

(e)	The Acquiring Trust is registered with the Securities and Exchange Commission as an investment company under the 1940 Act.

(f)	Assuming that a consideration not less than the net asset value thereof has been paid, the Acquiring Fund Shares to be issued for transfer to the Acquired Fund Shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and fully paid and, except as set forth in the Registration Statement, nonassessable Class A shares, Class B, Class C shares and Class Z shares of beneficial interest in the Acquiring Fund.

(g)	The Registration Statement has become effective and, to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued.
8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES.
The respective obligations of the Acquiring Trust, the Acquiring Fund, and each Acquired Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1.	On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act and no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.2.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state blue sky and securities authorities) deemed necessary by the Acquiring Trust, the Acquiring Fund or each Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or an Acquired Fund.

8.3.	The Acquired Funds and the Acquiring Fund shall have received a favorable opinion of Ropes & Gray LLP dated on the Closing Date (which opinion will be subject to certain qualifications) satisfactory to all parties substantially to the effect that, on the basis of the existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules, pronouncements and court decisions for U.S. federal income tax purposes, with respect to each Reorganization:
(a)	The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund participating in the Reorganization each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)	Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets transferred to the Acquiring Fund pursuant to this Agreement in exchange for the issuance of Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

(c)	Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the Acquired Fund’s tax basis in such assets immediately prior to such transfer;

(d)	Under Section 1223(2) of the Code, the Acquiring Fund’s holding periods for the assets it receives from the Acquired Fund in the Reorganization will include the Acquired Fund’s holding periods in those assets;

(e)	Under Section 361 of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Acquired Fund’s liabilities, or upon the distribution of Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in Section 1 hereof;
(f)	Under Section 354 of the Code, no gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares;

(g)	Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares that the Acquired Fund’s shareholders receive in exchange for their Acquired Fund Shares in the Reorganization will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor;

(h)	Under Section 1223(1) of the Code, an Acquired Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the shareholder’s holding period for the Acquired Fund Shares exchanged therefor, provided that the shareholder held those Acquired Fund Shares as capital assets; and

(i)	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury regulations thereunder.
Ropes & Gray LLP will express no view with respect to the effect of the Reorganizations on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction.

The opinion will be based on certain factual certifications made by officers of the Acquired Funds and the Acquiring Trust, on behalf of the Acquiring Fund, and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the Reorganizations will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with Ropes & Gray LLP’S opinion.
8.4.	At any time prior to the Closing, any of the foregoing conditions of this Section 8 may be waived by the Board of Trustees of the Acquiring Trust or of either Acquired Fund, if, in the judgment of the Board of Trustees of the Acquiring Trust or of an Acquired Fund, as applicable, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or the interests of the shareholders of the Acquiring Fund.

9.	BROKERAGE FEES; EXPENSES.
9.1.	Each of the Acquiring Trust, Acquiring Fund and the Acquired Funds represents that there is no person who has dealt with it who by reason of such dealings is entitled to any broker’s or finder’s or other similar fee or commission arising out of the transactions contemplated by this Agreement.

9.2.	The costs of the Reorganizations, including without limitation legal fees, printing and mailing costs, and fees and expenses of the Funds’ independent accountants, will be split among the Acquired Funds based on the net assets of each Fund as of the Closing Date.
10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES
10.1.	This Agreement supersedes all previous correspondence and oral communications between the parties regarding the subject matter hereof, constitutes the only understanding with respect to such subject matter and may not be changed except by a letter of agreement signed by each party hereto.

10.2.	The representations, warranties and covenants contained in this Agreement or in any other document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.
11.	TERMINATION
11.1.	This Agreement may be terminated by the mutual agreement of an Acquired Fund and the Acquiring Fund, prior to the Closing Date.

11.2.	In addition, either an Acquired Fund or the Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:
(a)	With respect to a termination by the Acquired Fund, of a material breach by the Acquiring Fund of any representation, warranty, covenant or agreement contained herein to be performed by the Acquiring Fund at or prior to the Closing Date; or with respect to a termination by the Acquiring Fund, of a material breach by the Acquired Fund of any representation, warranty, covenant or agreement herein to be performed by the Acquired Fund at or prior to the Closing Date;

(b)	A condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c)	Any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.2(c) shall have used its reasonable efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.
(d)	The Board of Trustees of an Acquired Fund or the Board of Trustees of the Acquiring Trust, as the case may be, determines that the transactions contemplated by this Agreement are not in the best interests of an Acquired Fund or the Acquiring Trust or Acquiring Fund, respectively, and the terminating party provides the other party with prompt notice of such determination.
11.3.	If the transactions contemplated by this Agreement have not been substantially completed by December 31, 2011, this Agreement shall automatically terminate on that date unless a later date is agreed to by both the Acquired Funds and the Acquiring Fund.

11.4.	If for any reason the transactions contemplated by this Agreement are not consummated, no party shall be liable to any other party for any damages resulting therefrom, including, without limitation, consequential damages.

11.5.	In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11, this Agreement shall become void and have no effect except that (a) Sections 9, 11.4, 14 and 15 shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of any breach of any provision of this Agreement by any party prior to the date of termination, unless the termination is effected pursuant to Section 11.1.
12.	TRANSFER TAXES.
     Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of an Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.
13.	AMENDMENTS.
     This Agreement may be amended, modified or supplemented in such manner as may be agreed upon in writing by the authorized officers of the Acquiring Trust and of the Acquired Funds.
14.	NOTICES.
     Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Acquiring Trust, the Acquiring Fund or an Acquired Fund at Highland Capital Management, L.P., NexBank Tower, 13455 Noel Road, Suite 800, Dallas, TX 75240, Attn: R. Joseph Dougherty.
15.	MISCELLANEOUS.
15.1.	The article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.3.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

15.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

15.5.	A copy of the Acquiring Trust’s Certificate of Trust dated March 10, 2006, as amended, to which reference is hereby made is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law. This Agreement was executed or made by or on behalf of the Acquiring Trust and the Acquiring Fund by the Board of Trustees or officers of the Acquiring Trust as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Acquiring Fund individually but are binding only upon the assets and property of the Acquiring Trust or upon the assets belonging to the series or class for the benefit of which the Trustees have caused this Agreement to be made.

15.6.	A copy of the Highland Floating Rate Advantage Fund’s Certificate of Trust dated November 26, 2007, as amended, to which reference is hereby made is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law. This Agreement was executed or made by or on behalf of the Fund by the Board of Trustees or officers of the Fund as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Fund individually but are binding only upon the assets and property of the Fund or upon the assets belonging to the series or class for the benefit of which the Trustees have caused this Agreement to be made.

15.7.	A copy of the Highland Floating Rate Fund’s Certificate of Trust dated November 26, 2007, as amended, to which reference is hereby made is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law. This Agreement was executed or made by or on behalf of the Fund by the Board of Trustees or officers of the Fund as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Fund individually but are binding only upon the assets and property of the Fund or upon the assets belonging to the series or class for the benefit of which the Trustees have caused this Agreement to be made.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President, a Vice President or Treasurer.

HIGHLAND FUNDS I On behalf of Highland Floating Rate Opportunities Fund
By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Treasurer

HIGHLAND FLOATING RATE ADVANTAGE FUND
By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Treasurer

HIGHLAND FLOATING RATE FUND
By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Treasurer